------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------

                                    FORM 8-K
                                 Current Report


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                  June 24, 2002


                              IONICS, INCORPORATED
             (Exact name of registrant as specified in its charter)

                         Commission File Number: 1-7211

                                  Massachusetts
                            (State of incorporation)

                                   04-2068530
                     (I.R.S. Employer Identification Number)

                 65 Grove Street, Watertown, Massachusetts 02472
              (Address of principal executive offices and Zip Code)

       Registrant's telephone number, including area code: (617) 926-2500




                                Page 1 of 6 pages
                             Exhibit Index - Page 4

Item 5.    Other Events
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On June  24,  2002,  Ionics,  Incorporated,  a  Massachusetts  corporation  (the
"Company"), announced that it had signed equipment supply and multi-year service contracts in Kuwait totaling U.S. $320 million for a project company which will design, build, own, operate and maintain a 100 million gallon-per-day wastewater treatment facility at Sulaibiya, near Kuwait City, Kuwait. The Company, either directly or through wholly owned subsidiaries, will participate in the project as a 25% equity partner in the project company; as the designer and supplier of the facility's membrane-based water purification systems; and as an operator of the membrane portion of the facility over the 27.5 year contract period. The Company will include $130 million relating to this project in its reported bookings for the quarter ending June 30, 2002. This amount includes revenue that will be generated from the design and supply of the membrane portion of the facility, as well as revenue that will be generated from the first five years of the Company's contract to operate the membrane facility.

Item 7.    Financial Statements and Exhibits
-------    ---------------------------------

           (c)  Exhibits

                Exhibit No.    Exhibit

                99             Press Release of Ionics, Incorporated dated June
                               24, 2002

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: June 24, 2002                    IONICS, INCORPORATED

                                        By: /s/Stephen Korn
                                           ---------------------------
                                            Stephen Korn
                                            Vice President and General Counsel

                                  EXHIBIT INDEX



                  Description                                 Page Number
                  -----------                                 -----------

Press Release of Ionics, Incorporated dated                        5
June 24, 2002

                                   EXHIBIT 99


        IONICS RECEIVES ORDERS TOTALING $320 MILLION FOR WORLD'S LARGEST
                  MEMBRANE-BASED WATER REUSE PROJECT IN KUWAIT


Watertown, MA, June 24, 2002 . . . Ionics, Incorporated (NYSE-ION) announced today that it had signed equipment supply and multi-year service contracts in Kuwait totaling $320 million with a project company led by Mohammed Abdulmohsin Al-Kharafi & Sons (the Kharafi Group), which will design, build, own, operate and maintain a 100 million gallon per day wastewater treatment facility at Sulaibiya near Kuwait City. The Kharafi Group is a leading Middle East corporation with diversified activities and $3.3 billion turnover. The Sulaibiya facility will be the largest membrane-based water reclamation and reuse facility in the world. The signing of the contracts took place in conjunction with the finalization of bank financing which will enable the project company to commence construction.

Ionics will participate in the project, directly, and through several of its European subsidiaries, from three different perspectives: as a 25% equity partner in the project company; as the designer and supplier of the reverse osmosis (RO) and ultrafiltration (UF) membrane-based water purification systems; and as an operator of the membrane portion of the facility over the 27.5 year contract period. Ionics will include $130 million relating to this project in its reported bookings for the second quarter. This amount includes revenue for the design and supply of the RO and UF portion of the facility as well as revenue for the first five years of Ionics' contract to operate the RO-UF facility.

In early 2001, the consortium led by the Kharafi Group won a 30-year concession from the Kuwait government to recover and upgrade tertiary-treated wastewater from Kuwait City and the surrounding area. The purified water will be used to satisfy agricultural requirements which are currently impacting the drinking water supply. The projected revenues to the project company over the life of the contract are expected to total over $2 billion. The Kharafi Group has formed a separate joint venture company to construct the civil works and facility infrastructure as well as other portions of the project. The plant is expected to begin operation in 2005.

Commenting on the signing, Mr. Nasser Al-Kharafi, President of the Kharafi Group, stated, "I am confident that our partnership with Ionics, with its exceptional spirit of co-operation and teamwork, shall provide the benchmark and catalyst for the successful implementation of similar BOT projects in the Middle East region, which are particularly relevant due to the scarcity of this essential commodity in the area."

Similarly, Mr. Arthur L. Goldstein, Chairman and Chief Executive Officer of Ionics, stated, "The people of Ionics are very proud to be associated with this landmark project which has profound implications for water resources in many other regions around the world. We are especially pleased with our partnership with the Kharafi Group. We look forward to our role in helping to successfully secure sustainable water supplies for the region."

Ionics is a global separations technology company involved in the manufacture and sale of membranes, equipment and "own and operate" services for the purification, disinfection, concentration, treatment and analysis of water, wastewater and ultrapure water. Over a period of more than 50 years, Ionics has built more desalination plants than any company in the world.

Safe-harbor statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements in this news release involve risk and uncertainty. The statements contained in this release which are not historical facts are forward-looking statements. Important factors, including overall economic conditions, demand for Company products, raw material availability, availability of manufacturing capacity, technological and product development risks, competitors' actions, and other factors described in the Company's filings with the Securities and Exchange Commission could cause actual results to differ materially.


For more information, contact:

Francine S. Bernitz, Vice President     Theodore G. Papastavros, Vice President
Marketing and Corporate Communications  Strategic Planning
Ionics, Incorporated                    Ionics, Incorporated
Tel: (617) 926-2510 ext. 312            Tel: (617) 926-2510 ext. 221
fbernitz@ionics.com                     tpapastavros@ionics.com